Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2005
Second Quarter Results

-- Net Income Up 49.0% on Sales Growth of 19.1% --

WATERBURY, VT (May 12, 2005) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal second quarter results for the twelve week period ended April 9, 2005.

Net sales for the second quarter ended April 9, 2005, increased 19.1% to $37.0 million, up from $31.1 million in the second quarter of 2004. Total coffee pounds shipped were up 14.1% to 4.5 million pounds. Net income for the second quarter increased 49.0% to $2.0 million, or $0.26 per diluted share, compared to $1.3 million, or $0.18 per diluted share for the second quarter of 2004. The Company's net income in the second quarter of 2005 includes recognition of a non-cash gain of $77,000 or $0.01 per share as a result of its equity investment in Keurig, Incorporated as compared to a non-cash loss of $227,000 or $0.03 per share in the second quarter of fiscal 2004.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "Green Mountain Coffee had a fantastic quarter as more and more consumers were introduced to our coffee. Shipments outside of New England represented 59% of our total business, as we continued to become a more nationally recognized brand. As we become more widely known, it is very exciting because it creates a certain momentum in terms of our growth opportunities. I believe our commitment to responsible business practices is a big part of this success, as consumers look for companies that share their values and priorities. A good example is the success of our Fair Trade and Organic coffees, which accounted for 20% of overall coffee pounds sold this past quarter, up 43 % over the year-ago quarter, and growing about three times faster than our conventional lines."

Stiller continued, "Our success in building our single-brew K-Cup® business also is very exciting. In fact, the biggest factor in our growth this past quarter was the success of the K-Cup. Our second quarter sales growth was led by the office coffee service channel, where strong K-Cup sales contributed almost half of the Company's total sales dollar increase for the quarter. Our consumer direct channel sales grew over 50% compared to last year's second quarter, driven by growth in K-Cups and Keurig B50 and B100 brewers. We are very excited about our growth prospects in this market segment as we are seeing increasing awareness and receptivity to single-cup brewing options, with Keurig being viewed as the best-in-class option."

Stiller concluded, " I am very pleased with our continued double-digit sales growth and anticipate even stronger sales growth in fiscal 2006 in the range of 20% to 25%. At the same time, I believe we can do an even better job with our margins and profitability. Looking forward, we will be focused on these two areas -- expanding the business and brand strategically for continued strong sales growth, and achieving better margins and profitability -- as part of our commitment to build stockholder value."

Second Quarter Financial Review

Channel and Other Sales Growth Highlights:

  Dollar sales growth was led by the office coffee service (OCS), consumer direct, and foodservice channels. OCS contributed approximately 49.5% of the increase in net sales due to strong K-Cup sales driven by increased penetration of the Keurig® B100 brewers in small offices and by continued success of teas in K-Cups.
  As previously announced, the Company increased prices for certain products because of rising coffee costs. The net impact was an increase in net sales in the second quarter of fiscal 2005 of approximately 2.5% over the prior year period.
  The consumer direct channel grew 52% in dollar sales and 32.2% in coffee pounds shipped. The majority of this growth was related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup B50 sales launch to the new retail channel.
  In the food service channel, coffee pounds shipped increased 22.5% primarily as a result of new customer acquisitions, including Bruegger's, a chain of 242 casual restaurants throughout the United States.
  The difference in growth rates between sales and pounds primarily reflects the increase in coffee K-Cups as a percentage of sales, which sell at a higher price per pound than the Company's other products, as well as the growth of Celestial Seasonings® Teas in K-Cups which do not enter the coffee pounds shipped data. Company-wide coffee and tea K-Cups shipped increased 40% over the prior year quarter.

Margins, Expenses, and Analysis of After-Tax Income:

  Gross profit margin was 35.0% of sales compared to 38.5% in the year-ago quarter. The decrease was attributable to higher green coffee costs, variations in sales mix, higher delivery and fuel costs, increased depreciation and distribution costs associated with the start-up of the new distribution center and increased short-term costs associated with additional K-Cup manufacturing capacity.
  Selling, general and administrative expenses decreased to 25.8% of sales from 30.4% in the year-ago quarter. This improvement was the result of leveraging selling and organizational resources on a higher sales base.
  The tax rate in the second quarter of fiscal 2005 increased to 39.8% from 37.4% in the prior year period due to a less favorable impact of state tax incentives awarded during the second quarter of fiscal 2004 under the Vermont Economic Advancement Tax Incentive Program as a result of lower estimated capital expenditures in fiscal 2005 than the prior year.
  After-tax income before the recognition of a non-cash gain related to the Company's equity investment in Keurig, Incorporated increased 22.1% to $1,883,000. The Company's net income was $1,960,000 after recognition of the Keurig-related non-cash gain of $77,000 or $0.01 per share, including an accretion expense adjustment for the estimated redemption value of the preferred stock of Keurig, Inc., of $0.01 per share, compared to a Keurig-related non-cash loss of $227,000 or $0.03 per share in the prior year period, with no material adjustment for accretion.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2005:

  Net sales growth of 16% to 21% and coffee pounds growth of 12% to 16% for fiscal year 2005 ending September 24, 2005.
  Gross margin in the range of 35.0% to 36.0% and operating margin in the range of 9.7% to 10.3%.
  Interest expense of approximately $700,000 to $800,000 compared to $282,000 in fiscal 2004, with the increase due to the recent completion of the new distribution center and the cessation of capitalization of the related interest expenses.
  A tax rate for fiscal 2005 of 40.0% compared to 39.2% in fiscal 2004, with the change due to lower capital expenditures in fiscal 2005 and the associated decrease of the favorable impact of the awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
  Recognition of the Company's share of Keurig's loss for fiscal year 2005 that reduces diluted earnings per share by $0.08 to $0.13 including approximately $0.06 per share related to the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Due to FASB's recent delay in the adoption of the new accounting pronouncement related to accounting for stock compensation, the Company now anticipates that it will not start incurring quarterly charges until its fiscal first quarter of 2006. In its previously issued guidance on February 17, 2005 the Company had anticipated a charge of approximately $0.03 per share for stock option compensation in its fiscal fourth quarter of 2005.
  Based on all of these factors, the Company reaffirmed that it anticipates its fully diluted earnings per share for fiscal year 2005 will be in the range of $1.12 to $1.19 per share.

Company Estimates for Fiscal Third Quarter 2005:

  Net sales growth of 16% to 21% and coffee pounds growth of 10% to 13%.
  Gross margin in the range of 34.5% to 35.5% and operating margin in the range of 9.0% to 10.0%.
  Recognition of the Company's share of Keurig's loss for the third quarter in fiscal 2005 to reduce diluted earnings per share by $0.01 to $0.03, including approximately $0.01 per share for the valuation adjustment for the accretion of the redemption value of the preferred stock.
  Fully diluted earnings per share for the third quarter of fiscal 2005 in the range of $0.24 to $0.29 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2005 in the range of $10 to $11 million and depreciation expenses of $5.5 to $6.0 million.
  EBITDA in 2005, excluding the recognition of Keurig's loss, of approximately $21 to $23 million was reaffirmed.

There will be further discussion of the financial results released today and these future expectations on the Company's webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and offers over 100 coffee selections including estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells primarily under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of Green Mountain Coffee's revenue is derived from its wholesale operations, the Company also operates a direct mail business and an e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters. Each year the Company contributes at least five percent of its pre-tax profits to support socially responsible initiatives. Based on its performance and practices, Green Mountain Coffee Roasters has been recognized for the past five years as one of Forbes Magazine's "200 Best Small Companies," for the past three years in the top ten on Business Ethics magazine's list of "100 Best Corporate Citizens," and in 2004 as one of the Society of Human Resource Management's "Best Medium Sized Companies to Work for in America."

Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters licensed to distribute the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of recent price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income/loss fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, May 12, 2005, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest quarterly conference call on the Investor Services section of its website for a period of time. A replay of the fiscal 2005 second quarter conference call also will be available by telephone at (719) 457-0820, confirmation number 8400367, from 1:30 p.m. ET on May 12th through midnight on Monday, May 16, 2005.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)

	April 9, 2005	September 25, 2004
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$6,579	$4,514
Receivables, less allowances of $561 and $481 at April 9, 2005 and September 25, 2004, respectively	16,048	13,776
Inventories	10,235	9,580
Other current assets	1,658	983
Income tax receivable	81	-
Deferred income taxes, net	627	616
Total current assets	35,228	29,469

Fixed assets, net	37,156	36,502
Investment in Keurig, Incorporated	9,936	10,604
Goodwill and other intangibles	1,446	1,446
Other long-term assets	362	311

	$84,128	$78,332
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,544	$ 3,259
Accounts payable	10,354	8,382
Accrued compensation costs	2,893	2,737
Accrued expenses	3,468	3,028
Other short-term liabilities	58	317
Income tax payable	-	23
Total current liabilities	20,317	17,746

Long-term debt	11,116	14,039
Deferred income taxes	2,786	2,132

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,335,864 and 8,260,261 shares at April 9, 2005 and September 25, 2004, respectively	834	826
Additional paid-in capital	23,874	22,884
Retained earnings	33,105	28,739
Accumulated other comprehensive income (loss)	0	(130)
ESOP unallocated shares, at cost - 21,060 shares	(568)	(568)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	49,909	44,415

	$84,128	$78,332
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended 4/9/05	Twelve weeks ended 4/10/04	Twenty-eight weeks ended 4/9/05	Twenty-eight weeks ended 4/10/04

Net sales	$ 36,993	$ 31,058	$ 87,350	$ 74,343
Cost of sales	24,050	19,112	56,584	45,120
Gross profit	12,943	11,946	30,766	29,223

Selling and operating expenses	7,212	7,067	17,313	16,497
General and administrative expenses	2,343	2,376	5,188	5,086
Operating income	3,388	2,503	8,265	7,640

Other (expense) income	(114)	(1)	50	20
Interest expense	(147)	(38)	(378)	(145)
Income before income taxes	3,127	2,464	7,937	7,515

Income tax expense	(1,244)	(922)	(3,179)	(3,043)
Income before equity in net earnings of Keurig, Incorporated	1,883	1,542	4,758	4,472
Equity in net earnings of Keurig, Incorporated	77	(227)	(392)	(558)
Net income	$ 1,960	$ 1,315	$ 4,366	$ 3,914
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	7,129,608	6,998,968	7,114,257	6,987,343
Net income	$ 0.27	$ 0.19	$ 0.61	$ 0.56

Diluted income per share:
Weighted average shares outstanding	7,571,245	7,411,449	7,551,508	7,411,145
Net income	$ 0.26	$ 0.18	$ 0.58	$ 0.53

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Twenty-eight weeks ended
	April 9, 2005	April 10, 2004

Cash flows from operating activities:
Net income	$ 4,366	$ 3,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,142	2,431
Gain on disposal of fixed assets	(4)	(10)
Provision for doubtful accounts	207	326
Change in fair value in interest rate swap	(388)	(40)
Change in fair value in futures derivatives	180	(10)
Change in accumulated other comprehensive income	130	74
Tax benefit from exercise of non-qualified options	267	164
Equity in net loss of Keurig, Incorporated	668	558
Deferred income taxes	643	25
Deferred compensation and stock compensation	64	35
Changes in assets and liabilities:
Receivables	(2,479)	(1,669)
Inventories	(655)	61
Income tax receivable	(104)	169
Other current assets	(797)	(255)
Other long-term assets, net	20	15
Accounts payable	1,972	1,072
Accrued compensation costs	156	288
Accrued expenses	440	288
Net cash provided by operating activities	7,828	7,436

Cash flows from investing activities:
Capital expenditures for fixed assets	(4,338)	(8,467)
Proceeds from disposals of fixed assets	546	197
Net cash used for investing activities	(3,792)	(8,270)

Cash flows from financing activities:
Proceeds from issuance of common stock	667	498
Proceeds from issuance of debt	116	-
Net repayment of long-term debt and capital lease obligations	(2,754)	(2,828)
Net change in revolving line of credit	-	2,850
Net cash provided by (used for) financing activities	(1,971)	520

Net increase in cash and cash equivalents	2,065	(314)
Cash and cash equivalents at beginning of period	4,514	502
Cash and cash equivalents at end of period	$ 6,579	$ 188
	====	====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)

Channel	Q2 12 wks. ended 4/9/05	Q2 12 wks. ended 4/10/04	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2YTD 28 wks. ended 4/9/05	Q2YTD 28 wks. ended 4/10/04	Q2YTD Y/Y lb. Increase	Q2YTD % Y/Y lb. Increase
Supermarkets	1,287	1,234	53	4.3%	3,240	3,032	208	6.9%
Convenience Stores	1,161	1,012	149	14.7%	2,844	2,586	258	10.0%
Office Coffee Service Distributors	1,188	1,002	186	18.6%	2,653	2,198	455	20.7%
Food Service	703	574	129	22.5%	1,668	1,375	293	21.3%
Consumer Direct	156	118	38	32.2%	389	305	84	27.5%
Totals	4,495	3,940	555	14.1%	10,794	9,496	1,298	13.7%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the Consumer Direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q2 12 wks. ended 4/9/05	Q2 12 wks. ended 4/10/04	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2YTD 28 wks. ended 4/9/05	Q2YTD 28 wks. ended 4/10/04	Q2YTD Y/Y lb. Increase	Q2YTD % Y/Y lb. Increase
New England	1,867	1,703	164	9.6%	4,456	4,126	330	8.0%
Mid-Atlantic	1,332	1,254	78	6.2%	3,246	2,949	297	10.1%
South	763	586	177	30.2%	1,841	1,447	394	27.2%
Midwest	234	174	60	34.5%	552	414	138	33.3%
West	263	192	71	37.0%	616	475	141	30.0%
International	36	31	5	16.1%	83	85	-2	-2.4%
Totals	4,495	3,940	555	14.1%	10,794	9,496	1,298	13.7%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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